CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 8, 2006 for the The Wegener Adaptive Growth Fund (the "Fund"), a series of The Wegener Investment Trust (the “Trust”) and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Pre-Effective Amendment No. 1 under the Investment Company Act of 1940 to Encompass Funds  Registration Statement on Form N-1A (File Nos. 333-21860 and 811-132055), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

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Sanville & Company

August 10, 2006

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